Riley Permian Names Bobby Saadati to Board of Directors Oklahoma City, OK – February 6, 2026 /PRNewswire/ – Riley Exploration Permian, Inc. (NYSE American: REPX) (“Riley Permian” or the “Company”), today announced that Bobby Saadati has been named as an independent member of its board of directors, effective February 4, 2026. Bobby Saadati is a senior executive within the oil and gas industry, with a background spanning energy investing, operations, mergers and acquisitions, and corporate strategy. His executive experience includes overseeing numerous acquisitions and strategic transactions, as well as managing an extensive portfolio of producing assets and gas processing plants. Saadati has served as CEO of IKAV Energy USA since May 2020, leading the firm’s North American platform. Previously, he served as Chairman of the board at Aera Energy and as a member of the board of directors of California Resources Corporation (CRC). He held prior leadership roles at Devon Energy, Jefferies and BP. Saadati holds a B.A. in political science from the University of California, San Diego, a J.D. from Trinity Law School, and an M.B.A. from the University of Chicago. “We are very pleased to welcome Bobby Saadati to our board of directors”, said Riley Permian’s Chairman and CEO, Bobby Riley. “Mr. Saadati brings a very successful and diverse track record. His expertise and operational leadership will add value and strengthen our existing board of directors. Bobby’s insight and strategic guidance will add to our work to create and enhance long- term shareholder value.” About Riley Exploration Permian, Inc. Riley Permian is a growth-oriented upstream oil and gas company operating in Texas and New Mexico with infrastructure projects that complement our operations. For more information, please visit www.rileypermian.com. Investor Contact: 405-438-0126 IR@rileypermian.com